EXHIBIT 99.1

[PXP LOGO]

TO:            All Directors and Officers of Plains Exploration & Production Company

FROM:     Nora Knowles

DATE:       July 1, 2003

RE:            Insider Trades During 401(k) Blackout Period

Effective August 1, 2003, Plains Exploration & Production Company (“PXP”) will transfer the assets of the Plains Exploration & Production Company 401(k) Plan (the “Plan”) to a new administrator, Fidelity Investments. There will be a six-week period during which the participants’ assets in the Plan will be frozen, and they will not be able to conduct transactions. Under the Sarbanes Oxley Act of 2002 (Section 306), this time period when the assets in the Plan are frozen is considered the “blackout period.” During the blackout period, no director or executive officer of PXP is permitted to directly or indirectly, purchase, sell, or transfer any outstanding shares of PXP’s common stock, or derivative thereof, which were acquired in connection with service or employment as a director or executive officer. All shares held by you will be presumed to be acquired in connection with your service as a director or executive officer, unless you can establish by specific identification that the transaction was not of stock acquired in connection with your service.

The blackout period is expected to begin July 28, 2003 and end during the week of September 4, 2003. In light of your inability to conduct any transactions relating to PXP’s stock during the blackout period, please review your holdings prior to this date. This notice memorandum does not modify PXP’s Insider Trading Policy.

If you should have any questions concerning the blackout period described in this notice, please contact Nora Knowles at Plains Exploration & Production Company, 500 Dallas, Suite 700, Houston, Texas 77002, Tel.: (713) 739-6723.